                                                                    EXHIBIT 10.6

                          EXCLUSIVE LICENSE AGREEMENT

                                    BETWEEN

                     CHILDREN'S MEDICAL CENTER CORPORATION

                                      AND

                         LAKARO BIOPHARMACEUTICALS, INC.

                               TABLE OF CONTENTS

Articles                                                                Page
I.        Definitions                                                     2

II.       Grant                                                           4

III.      Due Diligence                                                   6

IV.       Royalties and Other Payments                                    8

V.        Reports and Records                                             10

VI.       Patent Prosecution                                              12

VII.      Infringement                                                    12

VIII.     Indemnification and Insurance Provisions                        14

IX.       Export Controls                                                 15

X.        Non-Use of Names                                                16

XI.       Assignment                                                      16

XII.      Dispute Resolution and Arbitration                              16

XIII.     Term and Termination                                            17

XIV.      Payments, Notices and Other Communications                      18

XV.       General Provisions                                              19

          Appendix 1.  Patent Rights

          Appendix 2.  Sponsored Research Agreement

                                                                    EXHIBIT 10.6

                          EXCLUSIVE LICENSE AGREEMENT

     This Agreement is made and entered into as of the date last written below (the "Effective Date"), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as "CMCC"), and Lakaro BIOPHARMACEUTICALS, INC., organized and existing under the laws of Delaware and having its principal office at 216 Jaffa Road, Jerusalem 94383 Israel (hereinafter referred to as "Licensee").

     WHEREAS, CMCC is the owner of CMCC 547 "Short peptides which selectively modulate the activity of protein tyrosine kinases" by Dr. Shmuel Ben-Sasson (the "547 Invention"), and CMCC and YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM ("YISSUM") are the co-owners of CMCC 590 "Short Peptides which selectively modulate the activity of serine/threonine kinases", also by Dr. Shmuel Ben-Sasson (the "590 Invention"), and YISSUM has granted to CMCC the right to grant licenses under YISSUM's interest in the 590 Invention. The 547 Invention and the 590 Invention will be referred to hereinafter as the "Background Patent Rights");

     WHEREAS, YISSUM and Licensee have entered into an agreement of even date herewith through which Licensee will fund YISSUM to conduct further research related to the subject matter of the Background Patent Rights, to be performed at Hebrew University under the supervision of Dr. Ben-Sasson, with a subcontract for research to be performed at Children's Hospital (the "Sponsored Research Agreement") attached hereto as Appendix 2 and incorporated herein by reference, and YISSUM has agreed that any new inventions arising out of said research ("Research Patent Rights") shall be subject to the terms of this License Agreement;

     WHEREAS, CMCC has the right to grant exclusive licenses under certain Patent Rights (as that term shall be defined hereafter), subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government for those patents developed with U.S. Government funding;

     WHEREAS, CMCC and YISSUM desire to have the Patent Rights utilized in the public interest and CMCC is willing to grant a license to Licensee thereunder on the terms and conditions described herein;

     WHEREAS, Licensee has represented to CMCC that Licensee is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights in accordance with the terms and conditions described herein so that public utilization shall result therefrom; and

     WHEREAS, Licensee desires to obtain an exclusive license under the Patent Rights on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                            ARTICLE I.  DEFINITIONS

     For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

     A. "Affiliate" shall mean any company or other legal entity controlling, controlled by or under common control with Licensee. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a general partner to direct the management and policies of such partnership; or
(iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a more than nominal economic interest and managerial role.

     B. "Combination Product(s) or Process(es)" shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights.

     C. "Field of Use" shall mean the diagnosis, prevention or treatment of any and all diseases or conditions in humans or animals.

     D. "First Commercial Sale" shall mean with respect to each country: (i) the first sales in excess of $100,000 of Licensed Products or Licensed Processes by Licensee, following approval of such Licensed Product's or Licensed Process' marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) if in a country where governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

     E.   "Licensed Product" shall mean any product or part thereof:

          1. The manufacture, use or sale of which would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

          2. The manufacture of which uses a "Licensed Process" as that term shall be defined hereafter.

     F. "Licensed Process" shall mean any process that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

     G. "Licensee" shall mean Lakaro Biopharmaceuticals, Inc. and/or its successor(s) or assignee(s) and/or its Affiliates.

     H. "Net Sales" shall mean gross receipts received by Licensee or Licensee's Affiliates for Licensed Products and Licensed Processes produced hereunder, including any subsidies, co-payments, incentive compensation, or other similar payments received by Licensee from any governmental agency (other than for research and development) directly in consideration of Licensee's sales to third parties, less the sum of the following:

          1.   Discounts allowed in amounts customary in the trade.

          2. Sales taxes, tariff duties and/or use taxes directly imposed and with reference to particular sales.

          3. Packaging and freight charges, outbound transportation and delivery charges (including insurance premiums related to transportation and delivery) prepaid or allowed.

          4.   Amounts allowed or credited on returns.

          5. Bad debt deductions actually written off during the accounting period.

     No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll or for the cost of collections. Licensed Products and Licensed Processes shall be considered "sold" when billed out or invoiced. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Licensed Product or Licensed Process under this
Agreement: (i) the transfer of a Licensed Product or Licensed Process to an Affiliate for sale by the Affiliate in a transaction that will be royalty bearing; (ii) the transfer of a Licensed Product or Licensed Process to a third party without consideration to Licensee in connection with the development or testing of a Licensed Product or Licensed Process; or (iii) the transfer of a Licensed Product or Licensed Process to a third party without consideration in connection with the marketing or promotion of the Licensed Product or Licensed Process.

     I. "Patent Rights" shall mean all of the following intellectual property included in the Background Patent Rights and the Research Patent Rights which CMCC owns or has the right to license during the term of this Agreement:

          1. All patents and/or patent applications listed in Appendix 1 attached hereto and incorporated herein by reference, as this Appendix 1 may be amended from time to time to include Research Patent Rights, and divisionals and continuations thereof.

          2. The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

          3. Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which relate to subject matter specifically described in the United States and foreign patent applications described in Appendix 1.

          4. Claims of all later filed foreign patent applications, and of the resulting patents, which relate to subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Paragraph I.

          5. Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Paragraph I.

     J. "Sublicensee" shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm's length sublicense under this Agreement.


                              ARTICLE II.  GRANT

     A. CMCC hereby grants to Licensee the worldwide right and exclusive license to make, have made, use, lease and sell the Licensed Products and to practice the Licensed Processes for the Field of Use to the end of the term for which the Patent Rights are granted, unless sooner terminated as provided in this Agreement.

     B. Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive, irrevocable license to practice, and to sublicense other non-profit research organizations to practice, the Patent Rights for noncommercial research purposes only.

     C. Notwithstanding anything herein to the contrary, the license granted hereunder shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder.

     D. (1) To the best knowledge and belief of the CMCC Technology Transfer Office as of the date of this Agreement, CMCC has all right, title, and interest in and to the 547 Invention, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to the best knowledge and belief of the CMCC Technology Transfer Office as of the date of this Agreement, there are no licenses options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting or limiting its rights or rights of Licensee under this Agreement with respect to any part or all of the Patent Rights and their use as contemplated in the underlying patent applications as presently drafted.

      (2) To the best knowledge and belief of the CMCC Technology Transfer Office as of the date of this Agreement, CMCC has all right, title, and interest in and the CMCC's ownership interest in the 590 Invention, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to the best knowledge and belief of the CMCC Technology Transfer Office as of the date of this Agreement, there are no licenses options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting or limiting its rights or rights of Licensee under this Agreement with respect to any part or all of CMCC's ownership interest in the 590 Invention and their use as contemplated in the underlying patent applications as presently drafted.

      (3) YISSUM has represented to CMCC that to the best knowledge and belief of YISSUM as of the date of this Agreement, YISSUM has all right, title, and interest in and to YISSUM's ownership interest in the 590 Invention, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and YISSUM has also represented to CMCC that to the best knowledge and belief of YISSUM as of the date of this Agreement, there are no licenses options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting or limiting its rights or rights of Licensee under this Agreement with respect to any part or all of YISSUM's ownership interest in the 590 Invention and their use as contemplated in the underlying patent applications as presently drafted.

      (4) The CMCC Technology Transfer Office is not aware of, and YISSUM has represented to CMCC that YISSUM is not aware of, any ownership interest in the 590 Invention other than CMCC's and YISSUM's.

      (5) YISSUM and CMCC have entered into an agreement through which YISSUM has granted CMCC the exclusive right to grant a license to YISSUM's interest in the 590 Invention.

      (6). To the best knowledge and belief of the CMCC Technology Transfer Office as of the date of this Agreement there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Patent Rights and their use as presently drafted.

     E. Licensee agrees that Licensed Products leased or sold *** shall be manufactured substantially ***.

     F. In order to establish exclusivity for Licensee, CMCC hereby agrees that it shall not, without Licensee's prior written consent, grant to any other commercial party a license to make, have made, use, lease and/or sell Licensed Products or to use the

Licensed Processes in the Field of Use during the period of time in which this Agreement is in effect, except as otherwise specified in this Agreement or as required by law to grant rights to the United States Government.

     G. Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. Except as provided in Section II K below, such sublicenses will terminate upon the termination of Licensee's rights granted herein unless events of default are cured by Licensee or Sublicensee within thirty (30) days of notification by CMCC of such a default and/or as provided by the terms of this Agreement.

     H. Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (Miscellaneous Provisions) of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach a copy of this Agreement to all sublicense agreements, deleting economic terms when and as appropriate.

     I. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements and other documents such as side letters that are pertinent to an accounting of Licensee's payment obligations under this Agreement and/or to an evaluation of Licensee's performance of its due diligence obligations under
Article III. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its sublicensees during the preceding twelve
(12) month period as shall be pertinent to a royalty accounting under the applicable sublicense.

     J. Licensee shall advise CMCC in writing of any consideration received from sublicensees. Licensee shall not accept from any sublicensee anything of value in lieu of cash payments to discharge sublicensee's payment obligations under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld.

     K. CMCC agrees that if Licensee has provided to CMCC notice that Licensee has granted a sublicense to a sublicensee under this Agreement, then in the event CMCC terminates this Agreement for any reason provided hereafter, CMCC shall provide to such sublicensee no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee to CMCC in Licensee's notice to CMCC under Paragraph H of this Article II. CMCC agrees that upon the sublicensee's notice as described below and provided the sublicensee is not in breach of its sublicense, CMCC shall grant to such sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said sublicensee; provided that the sublicensee shall remain a sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC. Sublicensee shall during said sixty (60) day period provide to CMCC notice wherein the sublicensee: (i) agrees to abide by all of the terms and conditions of this Agreement applicable to sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (ii) acknowledges that CMCC shall have no obligations to the sublicensee other than its obligations set forth in this Agreement with regard to Licensee.

     L. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not described in the Patent Rights.


                          ARTICLE III.  DUE DILIGENCE

     A. Licensee shall use its good faith and reasonable best efforts to bring one or more Licensed Products and/or Licensed Processes to market as soon as reasonably practicable, consistent with sound and reasonable business practices and judgment, through a thorough, vigorous and diligent program for exploitation of the Patent Rights. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts to keep Licensed Products and/or Licensed Processes reasonably available to the public. In the event Licensee decides not to exploit a licensed Patent Right, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right.

     B. Licensee shall accomplish development of Licensed Products and/or Licensed Processes according to the following timetable:

          1. file an Initial New Drug Application ("IND") for a Licensed Product with United States Food and Drug Administration ("FDA") or its foreign the equivalent in a country with reasonably comparable requirements within *** from the identification of the first lead compound; and

          2. file a New Drug Application ("NDA") for a Licensed Product with the United States FDA or its foreign equivalent in a country with reasonably comparable requirements within *** from the first filing of an IND with the United States FDA or its foreign equivalent.

The above milestones and completion times shall be referred to hereinafter as the "Development Plan".

     C. Licensee shall use good faith and diligent efforts to accomplish the milestones set forth in the Development Plan and to manufacture and distribute Licensed Products and Licensed Processes.

     D. Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its assent to any revision of the objective(s) set forth in the

Development Plan when requested in writing by Licensee and supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that Licensee could not have reasonably avoided; or (ii) that Licensee, its Affiliates and/or sublicensees have expended good faith and diligent efforts and adequate resources to meet said objective.

     E. In the event CMCC reasonably believes that Licensee is not diligently seeking to achieve the objectives set forth in the Development Plan in a timely manner, CMCC shall so notify Licensee in writing. Licensee shall have the option, exercisable by written notice to CMCC provided within ten (10) days after receipt of any such notice, to either: (i) receive a *** grace period to establish to CMCC's reasonable satisfaction that Licensee is expending its good faith and diligent efforts and adequate resources to achieve said objectives; or
(ii) agree to CMCC's termination of this Agreement as provided hereafter. In the event Licensee agrees to termination of this Agreement, CMCC shall immediately terminate the license granted to Licensee under this Agreement. In the event Licensee fails to establish its diligence to CMCC's reasonable satisfaction as provided above prior to expiration of the *** grace period, CMCC shall have the right to terminate the license granted to Licensee under this Agreement.

     F. In the event that Licensee fails to meet the objective(s) set forth in the Development Plan in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have thirty (30) days following such notification to establish to the reasonable satisfaction of CMCC that (i) it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated above. In the event that Licensee fails to establish the same to CMCC's reasonable satisfaction, CMCC shall have the right in its discretion to terminate the license granted to Licensee under this Agreement or to convert the license granted to Licensee hereunder to a non-exclusive license on financial terms and conditions mutually agreed to by CMCC and Licensee.

     G. Licensee shall use its best efforts to secure an initial round of financing of at least *** for Licensee through a private placement and/or public offering of debt or equity securities of Licensee (the "Financing"). The total pre-money valuation of any such Financing shall be not less than ***. If Licensee has not raised at least *** of gross proceeds on the basis described in the preceding sentence within *** months of the Effective Date, then this License Agreement shall terminate and all right, title and interest in the Patent Rights shall revert to CMCC (and/or YISSUM, as appropriate) and CMCC shall return any and all shares or warrants beneficially owned by CMCC and YISSUM.

                   ARTICLE IV.  ROYALTIES AND OTHER PAYMENTS

     A. For the rights, privileges and exclusive licenses granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided until the end of the term of the last to expire Patent Right, unless this Agreement shall be sooner terminated as hereinafter provided:

          1. Subject to the terms and conditions of the Sponsored Research Agreement, Licensee shall sponsor research at YISSUM in an amount an in accordance with the payment schedule set forth therein.

          2. Upon the execution of this Agreement, Licensee shall issue to CMCC 537,025 shares of its common stock, at par value ($0.001 per share, which shall constitute 7.842% of the issued and outstanding shares of common stock of the Company on the date these shares are issued to CMCC. In any future registrations of Licensee's common stock, Licensee shall treat the shares of common stock being issued to CMCC pursuant to this Agreement and the shares underlying the warrants described in Article IV.A.3, below, no less favorably than any of its shares of common stock issued and outstanding as of the date of this Agreement.

          3. Licensee shall grant to CMCC ten (10) year net exercise warrants to purchase 250,000 shares of common stock (the "Common Stock"), at a price of $0.01 per share, vesting as follows:

                         (a) One-half of the warrants shall vest upon the
               approval of the first IND for a Licensed Product or Licensed Process by the United States FDA, or its foreign equivalent.

                         (b) One-half of the warrants shall vest upon the
               approval of an NDA for a Licensed Product or Licensed Process by the FDA, or foreign equivalent.

          4. If so instructed by CMCC, Licensee shall issue to YISSUM, instead of to CMCC, some or all of the shares due to CMCC as defined in Section A.2 and some or all of the warrants due to CMCC as defined in Section A.3.

          5. In any calendar year, royalties in an amount equal to *** of Net Sales of Licensed Products or Licensed Processes used, leased or sold by and/or for Licensee and/or its Affiliates.

          6. In the event that Licensee has granted sublicenses under this Agreement, *** of any and all royalties received by Licensee on sales from said sublicensees, and *** of any and all payments received by Licensee from said sublicensees in consideration of permitting the sublicensee to practice the Patent Rights, including but not limited to sublicense issue fees, any lump sum payments, milestone payments, technology transfer payments, or other similar fees, but not including payments for research and development, including pre-clinical and clinical trials; provided, however, that overhead charges for such research and development are reasonable and customary, and not including payment on account of issuance of debt or equity securities of Licensee at fair value.


     B. No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights. In addition, royalties shall be paid for a Licensed Product or Licensed Process based upon only one of the paragraphs A.4 or A.5 above ( that is, royalties on direct sales of a Licensed Product or Licensed Process by Licensee or its Affiliates shall be based only on paragraph A.4, while royalties on sales of a Licensed Product or Licensed Process by any sublicensee shall be based only on paragraph A.5 so as to avoid double counting).

     C. To the extent that Licensee obtains subsequent to the date of this Agreement licenses to third party patents or other intellectual property that are necessary to produce or sell Licensed Products or Licensed Processes, Licensee may deduct from the royalty due to CMCC *** of the royalties due on such third party patents or intellectual property up to an amount equal to *** of royalties hereunder.

     D. In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such a combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/ (A+B) where A is the invoice price of the Licensed Product, or if sold to an Affiliate the Fair Market Value the Licensed Product would command if sold to a third party, and B is the total invoice price of the other products or technologies. In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to CMCC is based shall not be less than the sum of Net Sales for each Licensed Product.

     E. Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at the Bank of Boston on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     F. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of *** above the prime rate in effect at the Bank of Boston on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

                        ARTICLE V.  REPORTS AND RECORDS

     A. Licensee shall keep, and shall require its Affiliates and sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable CMCC to determine the royalty and other amounts payable to CMCC under this Agreement. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least three (3) years following the end of the calendar year to which they pertain.

     B. CMCC shall have the right to audit the books of account described above from time to time upon reasonable notice to Licensee and in no event more than quarterly to the extent necessary to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform these audits at CMCC's expense during Licensee's regular business hours.

     C. Licensee shall deliver to CMCC true and accurate reports by March 31st, for the period July 1st through December 31st of the previous year, and on September 30th, for the period January 1st through June 30th of the current year, giving such particulars of the business conducted by Licensee, its Affiliates and its sublicensees under this Agreement as shall be pertinent to a royalty accounting hereunder and to verify Licensee's activities with respect to achieving the objectives of the Development Plan described in Article III above. These reports shall include at least the following:

          1. Number of Licensed Products and Licensed Processes manufactured and sold.

          2. Aggregate billings for Licensed Products and Licensed Processes sold.

          3.   Applicable deductions.

          4.   Total royalties due to CMCC.

          5.   Names and addresses of all sublicensees of Licensee.

          6.   Payments received by Licensee from Affiliates and sublicensees.

          7. Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

          8.   Royalties and Fees received from sublicensees.

     D. Until the First Commercial Sale of a Licensed Product or Licensed Process, Licensee shall provide to CMCC at least annually reasonable detail regarding the activities of Licensee and/ or Licensee's Affiliates and sublicensees relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives, research and development activities, regulatory approvals, strategic alliances and manufacturing, sublicensing and marketing efforts.

     E. With each such report submitted, Licensee shall pay to CMCC the royalties due and payable under this Agreement. Prior to first commercial sale, if no royalties shall be due, Licensee shall not be required to make a report pursuant to this Article V.

     F. On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide CMCC with Licensee's certified financial statements for the preceding fiscal year, including at a minimum a balance sheet and an operating statement or other public report containing substantially the same information. CMCC agrees to hold in confidence each report delivered by Licensee pursuant to this Article V until the termination of this agreement, except that CMCC may disclose the reports to YISSUM under agreement of confidentiality. Notwithstanding the foregoing, the CMCC may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that the CMCC take reasonable steps to provide Licensee with the opportunity to contest such request, subpoena, requirement or order.



                        ARTICLE VI.  PATENT PROSECUTION

     A. CMCC in cooperation with Licensee shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 1 through patent counsel mutually agreeable to both partners. The parties agree that Hamilton, Brook, Smith & Reynold is a mutually acceptable patent counsel as of the date hereof, and that, if Licensee so requests within three (3) months hereof, Pennie and Edmonds would be mutually acceptable. The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of CMCC. Licensee shall have reasonable opportunities to advise CMCC and shall cooperate with CMCC in the prosecution, filing and maintenance of the Patent Rights.

     B. Licensee shall reimburse to CMCC the amount of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights whether such fees and/or costs were incurred before or after the date of this Agreement. CMCC shall provide to Licensee an itemized invoice of all such fees and Licensee shall pay to CMCC all amounts due under said invoice within thirty (30) days of the date of said invoice.

     C. In the event that CMCC elects not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, CMCC shall so notify Licensee within thirty (30) days of such decision so that Licensee may assume the filing, prosecution and/or maintenance of such application or patent at Licensee's expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right. Licensee shall have no further royalty obligations under this Agreement with respect to any such Patent Right.


                          ARTICLE VII.  INFRINGEMENT

     A. In the event that Licensee shall learn of the infringement of any patent or right licensed under this Agreement, Licensee shall call CMCC's attention thereto in writing. Both parties to this Agreement agree to consult the other prior to notifying an infringing party, in a jurisdiction where Licensee then has exclusive rights under this Agreement, of the infringement of any of CMCC Patent Rights or such other intellectual property rights and shall not notify such infringing party without first obtaining consent of the other party, which consent shall not be reasonably withheld. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation. CMCC shall have the first option to undertake the enforcement of the CMCC Patent Rights, provided, however, that Licensee may join with CMCC and its counsel in prosecuting such legal action, provided, however, that if the use of counsel chosen by CMCC would present such counsel with a conflict of interest that would disqualify such counsel from joint representation, then Licensee may obtain counsel of its choice at its sole expense.

     B. Licensee may request that CMCC take legal action against the infringement of the Patent Rights licensed under this Agreement. Such a request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. If CMCC does not commence a diligent legal challenge within sixty (60) business days after such request (or immediately in the event Licensee requests that CMCC seek provisional relief and reasonably demonstrates that such relief is required), and the infringing activity has not been abated within such time, or if at any time thereafter CMCC does not persist in such diligent legal challenge until the infringement has been abated, Licensee may, if the infringement occurred in a jurisdiction where Licensee had exclusive rights under this Agreement, may commence or assume control, as the case may be, over the prosecution of legal actions relating thereto. However, in the event Licensee elects to bring suit in accordance with this paragraph B, CMCC may thereafter join with Licensee and its counsel in prosecuting such legal action, provided, however that if the use of counsel chosen by CMCC would present such counsel with a conflict of interest that would disqualify such counsel from joint representation, then CMCC may obtain counsel of its choice at its sole expense.

     C. Recoveries or reimbursements from any such litigation or settlement within the scope of paragraph B in a jurisdiction in which Licensee had exclusive rights under this Agreement at the time of the infringement shall be first applied to reimburse Licensee and/ or CMCC for out-of-pocket litigation costs (with respect to Licensee, to the extent not theretofore credited against royalties in accordance with paragraph E) and then to CMCC for any royalties past due or withheld pursuant to paragraph E. Any remaining recoveries or reimbursements shall be divided between Licensee and CMCC at a rate of 20% to CMCC and 80% to Licensee.

     D. In the event that a claim or suit is asserted or brought against Licensee alleging that the manufacture or sale of any Licensed Product by Licensee or its sublicensees, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, Licensee shall give written notice thereof to CMCC. Licensee may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph F. Otherwise, Licensee shall have the right, but not the obligation, to defend any such claim or suit. In the event Licensee elects not to defend such suit, CMCC shall have the right, but not the obligation to do so at its own sole expense.

     E. Licensee may credit up to fifty (50) percent of any litigation costs incurred by Licensee in any country pursuant to paragraph C or D and up to 50% of all amounts paid in judgment or settlement of litigation within the scope of paragraph D against royalties thereafter payable to CMCC hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one-half of such litigation costs in such country exceed 50 % of royalties payable to CMCC in any year in which such costs are incurred than the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country (subject to the same annual limits). The credit relating to paragraph D shall apply only to the extent that litigation costs are incurred in defense or settlement of a claim that the practice of the Patent Rights involved in the manufacture, use or sale of Licensed Products infringes the patent rights of a third party.

     F. Licensee shall not settle or compromise any suit in a manner that imposes any obligations or restrictions on CMCC or grants any rights to the CMCC Patent Rights without CMCC's written permission, which permission shall not be unreasonably withheld. CMCC shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Licensee without Licensee's written permission, which permission shall not be reasonably withheld.

     G. In any action to enforce any of the CMCC Patent Rights, either party, at the request and expense of the other party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

     H. Notwithstanding the foregoing, if a third party commences a legal action in any country in which Licensee has exclusive rights under this Agreement alleging that the practice of the Patent Rights infringes a third-party's patent rights, Licensee may withhold, pending final resolution of the litigation, 50% of the royalties thereafter payable to CMCC from sales made in that country. In the event that Licensee recovers damages from any such litigation, it shall pay to CMCC the 50% previously withheld together with interest at an annual rate of 10%.

                         ARTICLE VIII. INDEMNIFICATION
                           AND INSURANCE PROVISIONS

     A. Licensee shall indemnify, defend and hold harmless CMCC and YISSUM, their corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by Licensee pursuant to any right or license granted under this Agreement.

     B. Licensee's indemnification under Article VIII, Paragraph A above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

     C. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     D. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide
(i) product liability coverage and (ii) contractual liability coverage for Licensee's indemnification under Article VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph E. shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

     E. Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

     F. Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than five (5) years.

     G.   Licensee shall continue to indemnify CMCC for any product liability claims arising out of the use of Licensed Product(s) or Process(es) during the period in which Licensee is developing, making, commercializing and selling any Licensed Product(s) or Process(es) and for a period of five (5) years after the date on which the Company ceases to do so (the "Cessation Date"), solely for claims arising out of such activities prior to the Cessation Date.

     H. Article VIII, Paragraphs F. and G. shall survive expiration or termination of this Agreement.

     I. OTHER THAN WARRANTIES SET FORTH HEREIN, CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.


                         ARTICLE IX.  EXPORT CONTROLS

     It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued.


                         ARTICLE X.  NON-USE OF NAMES

     Licensee shall not use the name of Children's Medical Center Corporation, nor YISSUM, nor the name of any of their corporate affiliates or employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case which consent shall not be reasonably withheld, except that Licensee may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state securities laws.


                            ARTICLE XI.  ASSIGNMENT

     A. Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void and of no effect.

     B. CMCC may assign this Agreement at any time to any corporate affiliate of CMCC without the prior consent of Licensee.

     C. Except as provided in Article XI, Paragraph D below, Licensee may assign this Agreement to another entity only with the prior written consent of CMCC, which consent shall not be unreasonably withheld or delayed.

     D. Notwithstanding anything herein to the contrary, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without CMCC's consent, which shall not be unreasonably withheld or delayed, so long as:
(i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific, business and other expertise comparable to Licensee in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to CMCC, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (a) an agreement to be bound by the terms of this Agreement; and (b) an agreement to perform the obligations of Licensee under this Agreement.


               ARTICLE XII.  DISPUTE RESOLUTION AND ARBITRATION

     A. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other of such claim, dispute or controversy in writing, describing the dispute in reasonable detail. By no later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected a representative who shall have the authority to bind such party and shall have advised the other party in writing of the name and title of such representative.

     B. In the event that a dispute arises between the parties hereto, then the parties agree to use their best efforts to resolve the dispute amicably. In the event that the parties have not resolved the dispute within sixty (60) days, then the parties agree to submit to binding arbitration in accordance with this
Article XII.

     C. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties or by mediation shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association ("AAA") then obtaining and all expenses, in connection therewith, will be shared equally, except for the expense of the parties' respective legal counsels. A single arbitrator shall be mutually agreed upon and if the parties are unable to agree on a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with AAA rules. Any award rendered in such arbitration shall be final and may be enforced by either party.

     D. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.


                      ARTICLE XIII.  TERM AND TERMINATION

     A. The term of this Agreement shall be not less than fifteen (15) years or the life of the last expiring Patent Right, whichever period is the longer term.

     B. CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

     C. CMCC may terminate this Agreement upon forty-five(45) days prior written notice in the event of Licensee's failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said forty-five (45) day period. Upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate.

     D. Except as otherwise provided in Paragraph C above, CMCC may terminate this Agreement upon sixty (60) days prior written notice in the event of Licensee's breach or default of any material term or condition or warranty contained in this Agreement, unless Licensee shall cure such breach to CMCC's reasonable satisfaction within said sixty (60) day period. Upon the expiration of the sixty
(60) day period, if Licensee shall not have cured said breach to the reasonable satisfaction of CMCC, the rights, privileges and license granted hereunder shall terminate.

     E. Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days prior written notice to CMCC, and upon payment by Licensee of all amounts due CMCC through the effective date of termination.

     F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to CMCC the royalties thereon as required under this Agreement and shall submit the reports required under this Agreement on the sales of Licensed Products.

     G. Upon termination of this Agreement for any reason, all rights and licenses shall revert to CMCC and/or YISSUM, as appropriate. Licensee shall return, and/or transfer, to CMCC and/or YISSUM, as appropriate, within 14 days of termination, all the rights and/or material relating to Licensed Products or Licensed Processes, and any and all data, inventions, know-how, and patent rights developed under the Sponsored Research Agreement, and Licensee may not make any further use thereof, nor shall Licensee be entitled to any reimbursement of any amount paid to CMCC or YISSUM under this Agreement or the Sponsored Research Agreement. Licensee shall also provide to CMCC exclusive rights to any related tangible or intangible property and developed solely by Licensee in the course of commercializing Licensed Products or Licensed Products (including, but not limited to manufacturing know-how, test data, product samples, patent filings, regulatory filings, and clinical data) under an agreement through which CMCC would, from proceeds (if any) derived from subsequent commercialization of the Patent Rights and/or Licensed Products and/or Licensed Products, reimburse Licensee for its reasonable costs in developing said tangible and intangible assets.

     H. Upon termination of this Agreement by CMCC, CMCC shall, and shall cause YISSUM to, refrain from selling any then unsold shares of common stock or exercising any then unexercised warrants then owned or possessed by either party, and shall return, and cause YISSUM to return, any such shares and/or warrants to Licensee within fourteen (14) days of such termination.


           ARTICLE XIV.  PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

     A. All payments, notices, reports and/or other communications made in accordance with this Agreement, shall be sufficiently made or given on the date of the mailing if delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows:

In the case of CMCC:

          Director, Technology Transfer
          Office of Research Administration
          Children's Hospital
          300 Longwood Avenue
          Boston, MA  02115
          Telefax 617 232-7485

     In the case of Licensee:

          General Counsel
          Lakaro Biopharmaceuticals
          216 Jaffa Road
          Jerusalem 94383 Israel
          Telefax: 972-2-537-5098

                        ARTICLE XV.  GENERAL PROVISIONS

     A. All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

     B. This Agreement may be amended only by written agreement signed by the parties.

     C. It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

     D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

     E. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

     F. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     G. The failure of either party to assert a right to which it is entitled or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     H. Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

     I. Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     J. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     K. Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

     L. This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event it shall be effective as of the date recited on page one.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN'S MEDICAL CENTER CORPORATION           LRK BIOPHARMACEUTICALS, INC.



By:  /s/  William New                           By:  /s/  Benjamin Corn
   ____________________________                    _____________________________
Name:  William New                              Name:  Benjamin Corn
     __________________________                      ___________________________


            Vice President
Title:  Research Administration                 Title:  President
      _________________________                       __________________________
Date:                                           Date:   11/18/99
     __________________________                      ___________________________

                                  Appendix 1
                                 Patent Rights



CMCC 547 "Short peptides which selectively modulate the activity of protein tyrosine kinases" by Dr. Shmuel Ben-Sasson


CMCC 590 "Short Peptides which selectively modulate the activity of serine/threonine kinases", by Dr. Shmuel Ben-Sasson